Exhibit 23


              Consent of Independent Certified Public Accountants



The Board of Directors
CDI Corp:

     We consent to the incorporation by reference in the registration statements (Nos. 33-7263,333-65879, 333-69007 and 333-34508) on Form S-8 of CDI Corp. of
our report dated February 21, 2003, relating to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of earnings, cash flows, changes in shareholders' equity for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on form 10-K of CDI Corp. Our report refers to the Company's adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets on January 1, 2002.





                                                        /s/ KPMG LLP


Philadelphia, Pennsylvania
March 27, 2003